Exhibit 18

Execution Version

PHYSICIANS FORMULA HOLDINGS, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of this 30th day of April, 2010 by and among (i) PHYSICIANS FORMULA HOLDINGS, INC., a Delaware corporation (the “Company”), (ii) MILL ROAD CAPITAL, L.P., a Delaware limited partnership (“MRC”), and (iii) each person or entity that subsequently becomes a party to this Agreement pursuant to, and in accordance with, the provisions of Section 7(c) hereof.

WHEREAS, the Company has agreed to issue and sell to MRC, and MRC has agreed to purchase from the Company, a warrant to purchase up to 650,000 shares (the “Warrant”) of the Company’s common stock, $0.01 par value per share ( “Common Stock”), upon the terms and conditions set forth in that certain Senior Subordinated Note Purchase and Security Agreement, dated November 6, 2009 and as amended through the date hereof, by and among the Company, Physicians Formula, Inc. (a wholly-owned subsidiary of the Company), the Guarantors party thereto and MRC (the “Purchase Agreement”); and

WHEREAS, the terms of the Purchase Agreement provide for the execution and delivery of this Agreement by the Company and MRC, if certain conditions, including approval by the Company’s stockholders of issuance of the Warrants, are met.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1)	Certain Definitions. Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. As used in this Agreement, the following terms shall have the following meanings:

a)	“Allowed Delay” shall have the meaning ascribed thereto in Section 2(c).

b)	“Availability Date” shall have the meaning ascribed thereto in Section 3(i).

c)	“Blue Sky Application” shall have the meaning ascribed thereto in Section 6(a).

d)	“Cut Back Shares” shall have the meaning ascribed thereto in Section 2(d).

e)	“Effectiveness Period” shall have the meaning ascribed thereto in Section 3(a).

f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

g)	“Filing Deadline” shall have the meaning ascribed thereto in Section 2(a).

h)	“Investors” means, unless the context otherwise indicates, MRC and any affiliate or permitted transferee of MRC who is a subsequent holder of the Registrable Securities and who agrees to become bound by the provisions of this Agreement in accordance with Section 7(c).

i)	“Liquidated Damages Amount” of each Investor shall equal (i) during the first 180-day period following the particular Liquidated Damages Measurement Date, $40,000 per 30-day period multiplied by the number of Registrable Securities held by such Investor on the applicable Liquidated Damages Measurement Date, divided by the total initial number of shares of Registrable Securities outstanding on the Warrant Closing Date (appropriately adjusted, if applicable, for stock splits, stock dividends, combinations or similar recapitalizations); and (ii) during the second 180-day period following the particular Liquidated Damages Measurement Date, $80,000 per 30-day period multiplied by the number of Registrable Securities held by such Investor on the applicable Liquidated Damages Measurement Date, divided by the total initial number of shares of Registrable Securities outstanding on the Warrant Closing Date (appropriately adjusted, if applicable, for stock splits, stock dividends, combinations or similar recapitalizations).

j)	“Liquidated Damages Measurement Date” shall have the meaning ascribed thereto in Section 2(c).

k)	“Piggyback Registration” shall have the meaning ascribed thereto in Section 2(e).

l)	“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

m)	“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

n)	“Registrable Securities” means shares of Common Stock issued or issuable (i) upon exercise of the Warrant (as defined in the Purchase Agreement) and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided, that, a security shall cease to be a Registrable Security when (a) such securities have been sold pursuant to a Registration Statement or Rule 144 under the Securities Act; (b) such securities have otherwise by transferred by the Investor and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration under the Securities Act; or (c) such securities have been issued upon exercise of the Warrant and shall have ceased to be outstanding.

o)

“Registration Statement” means the Resale Registration Statement and any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities in a Piggyback Registration pursuant to this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

p)	“Required Investors” means the Investors holding a majority of the Registrable Securities.

q)	“SEC” means the U.S. Securities and Exchange Commission.

r)	“SEC Restrictions” shall have the meaning ascribed thereto in Section 2(d).

s)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

t)	“Warrant Closing Date” means the date of this Agreement.

2)	Registration.

a)

Resale Registration Statements. The Company agrees to file with the SEC, as promptly as practicable following the Warrant Closing Date, but no later than 30 days after the Warrant Closing Date (the “Filing Deadline”) (i) one or more registration statements on Form S-3 (or, if the Company shall not then be eligible to use Form S-3, on such other form as the Company shall then be eligible to use) pursuant to Rule 415 under the Securities Act covering the resale by the Investors of the Registrable Securities (the “Resale Registration Statement”) or (ii) one or more prospectus supplements or other materials under Rule 430B promulgated under the Securities Act to include in a prospectus that is part of an effective registration statement such information as shall be necessary to identify the Investors as selling security holders and to permit the resale by the Investors of the Registrable Securities; provided, however, that in the event the Company is not S-3 eligible prior to the Filing Deadline, the Filing Deadline shall be extended to the earlier of (i) 30 days after the Company is S-3 eligible, and (ii) April 30, 2010. If a Resale Registration Statement covering all of the Registrable Securities is not filed with the SEC on or prior to Filing Deadline, as extended pursuant to the terms of this paragraph, then the Company will make payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to such Investor’s Liquidated Damages Amount for each 30-day period (or pro rata for any portion thereof) following the Filing Date until the earlier of (i) the date on which the Company files a Resale Registration Statement covering all of the Registrable Securities with the SEC, and (ii) the date on which Liquidated Damages begin to accrue under Section 2(c). Subject to any SEC comments, each Resale Registration Statement filed pursuant to this Section 2(a) shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in a Resale Registration Statement without the Investor’s prior written consent. Each Resale Registration Statement shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the

Registrable Securities. Any Resale Registration Statement which covers the resale of Registrable Securities shall not cover transactions in shares of Common Stock or other securities for the account of any holder other than the Investors without the prior written consent of the Required Investors. Each Resale Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their counsel prior to its filing or other submission.

b)	Expenses. The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Investors (not to exceed $30,000 in the aggregate) and the Investors’ reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

c)	Effectiveness.

i)

The Company shall use reasonable efforts to have a Resale Registration Statement declared effective as soon as practicable, but, in any event, no later than 120 days after the Warrant Closing Date. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Resale Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. If (A) a Resale Registration Statement covering all of the Registrable Securities is not declared effective by the SEC prior to the earliest of (i) five (5) Business Days after the SEC shall have informed the Company that no review of the Resale Registration Statement will be made or that the SEC has no further comments on the Resale Registration Statement or (ii) the 120 days after the Warrant Closing Date (or, if pursuant to Section 2(a) such Resale Registration Statement was timely filed later than the 60th day after the Warrant Closing Date because the Company was not S-3 eligible prior to the Filing Deadline, the 60th day after the date that such Registration Statement was filed) or (B) after a Resale Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Resale Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Resale Registration Statement), but excluding any Allowed Delay (as defined below), then the Company will make payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to such Investor’s Liquidated Damages Amount for each 30-day period (or pro rata for any portion thereof) following the date by which such Resale Registration Statement should have been effective until the earlier of the date on which the Resale Registration Statement is declared effective and end of the Effectiveness Period. The amounts payable as liquidated damages, pursuant to this paragraph or Section 2(a), shall be paid in arrears within three (3) Business Days of the last day of each 30-day period following the date of commencement of the accrual of Liquidated Damages (each a “Liquidated Damages Measurement Date”) and continuing until such time as Liquidated Damages cease to accrue, as determined pursuant to this paragraph or Section 2(a), as the case may be. Such payments shall be made to each Investor in cash.

ii)	For not more than thirty (30) consecutive days, and for not more than an aggregate of sixty (60) days in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Resale Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary (A) to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time would be, in the good faith opinion of the Company, materially detrimental to the Company or (B) to amend or supplement the affected Resale Registration Statement or the related Prospectus so that such Resale Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Investor in writing of the commencement of and the reasons for an Allowed Delay, but shall not (without the prior written consent of an Investor) disclose to such Investor any material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under the Resale Registration Statement until the end of the Allowed Delay and (c) use reasonable efforts to terminate an Allowed Delay as promptly as practicable.

d)

Rule 415; Cutback If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Resale Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Investor to be named as an “underwriter”, the Company shall use its reasonable efforts to persuade the SEC that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter”. The Investors shall have the right to participate or to have their counsel participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their counsel comment on any written submission made to the SEC with respect thereto. No such written submission shall be made to the SEC to which the Investors’ counsel reasonably objects. In the event that, despite the Company’s reasonable efforts and compliance with the terms of this Section 2(d), the SEC refuses to alter its position, the Company shall (i) remove from the Resale Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Resale Registration Statement without the prior written consent of such Investor; provided, further, that the Company shall not be obligated to register the Registrable Securities of any Investor that does not provide such consent if the SEC requires such Investor to be named as an “underwriter” and after the Company’s best efforts to comply with the terms of Section 2(d) (including (i) and (ii) above) hereof the SEC refuses to alter its position, and the Investor’s refusal to consent prevents the Company from having the Resale Registration Statement declared effective by the applicable deadline, and, in such event, the Liquidated Damages Amount shall not accrue with respect to Registrable Securities held by an Investor that does not consent to be so named. Any cut-back imposed on the Investors pursuant to this Section 2(d) shall be allocated among the Investors on a pro rata basis, unless the SEC Restrictions otherwise require or provide. No liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). For the avoidance of doubt, all of the provisions of this Section 2 (including the liquidated damages provisions) shall be applicable to such Cut Back Shares; provided, however, that (i) the Filing Deadline for the Resale Registration Statement including such Cut Back Shares shall be ten (10) Business Days after the Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares under Section 2(c) shall be tolled for a period equal to the number of days elapsed from the date the Resale Registration Statement initially including such Cut Back Shares was first filed with the SEC and the Restriction Termination Date applicable to such Cut Back Shares.

e)	Right to Piggyback Registration.

i)	If at any time following the date of this Agreement any Registrable Securities remain outstanding and the Company proposes for any reason to register any shares of Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its shareholders, it shall at each such time promptly give written notice to the holders of the Registrable Securities of its intention to do so (but in any event within one (1) Business Day after the initial filing date) and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after receipt of the Company’s notice (a “Piggyback Registration”). Such notice shall offer the holders of the Registrable Securities the opportunity to register such number of shares of Registrable Securities as each such holder may request and shall indicate the intended method of distribution of such Registrable Securities.

ii)

Notwithstanding the foregoing, (A) if such registration involves an underwritten public offering, the Investors must sell their Registrable Securities to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering (it being acknowledged that the Company shall be responsible for other expenses as set forth in Section 2(b)) and subject to the Investors entering into customary underwriting documentation for selling shareholders in an underwritten public offering, and (B) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to Section 2(e)(i) and prior to the effective date of the registration statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to cause such registration statement to become effective under the Securities Act, the Company shall deliver written notice to the Investors and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration; provided, however, that nothing contained in this Section 2(e)(ii) shall limit the Company’s liabilities and/or obligations under this Agreement, including, without limitation, the obligation to pay liquidated damages under this Section 2. If such registration involves an underwritten public offering and the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the Investors in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Investor or in such other proportions as shall mutually be agreed to by all such selling Investors. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering.

iii)	Each Investor participating in a Piggyback Registration relating to an underwritten public offering agrees, if and to the extent requested by the managing underwriter of such underwritten public offering, to enter into a customary lock-up agreement with the underwriters, on terms no less favorable than the lock-up terms of other participants in the offering.

3)	Company Obligations. The Company will use reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

a)	use reasonable efforts to cause such Resale Registration Statement to become effective and to remain continuously effective for a period that will terminate on the earlier of: (1) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time have been sold, (2) the date on which no Registrable Securities are held by any Investor and (3) the date that is six months after the expiration of the Warrant (the “Effectiveness Period”) and advise the Investors in writing when the Effectiveness Period has expired;

b)	prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement and the Prospectus as may be necessary to keep the Resale Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

c)	provide copies to and permit counsel designated by the Investors a reasonable opportunity to review each Registration Statement and all amendments and supplements thereto prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

d)	furnish to the Investors and their legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

e)	use reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

f)	prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Investors and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investors and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

g)	use reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

h)

immediately notify the Investors, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

i)	otherwise use reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Investors in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investors are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, at their request, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 3(i), “Availability Date” means the 45th day following the end of the fourth fiscal quarter after the quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter).

j)	With a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

4)

Due Diligence Review; Information. The Company shall make available, during normal business hours, for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors and who are reasonably acceptable to the Company), all financial and other records, all filings with the SEC and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the

Investors or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement. The Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

5)	Obligations of the Investors.

a)	Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor in connection with the filing of the Registration Statement. The Company shall be obligated to include as a selling stockholder in such Registration Statement each Investor that provides such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement and the Company shall not be obligated to register the Registrable Securities of any Investor that does not provide such information by such date.

b)	Each Investor, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

c)	Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made.

6)	Indemnification.

a)	Indemnification by the Company. The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees and agents, the successors and assigns of any of the foregoing, and each other person, if any, who controls such Investor within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses (including reasonable attorney’s fees), joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or expenses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof, or the omission or alleged omission to state a material fact required to be stated or necessary to make the statements therein not misleading; or (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, and will reimburse such Investor, and each such officer, director, member, employee and agent, all successors and assigns of any of the foregoing, and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus.

b)	Indemnification by the Investors. Each Investor agrees, severally but not jointly, to indemnify and hold harmless, the Company, its directors, officers, employees and stockholders and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorneys’ fees) resulting from: (i) any untrue statement or alleged untrue statement of any material fact in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto, or the omission or alleged omission to state a fact required to be stated or necessary to make the statements therein not misleading, to the extent, but only to the extent, that any such untrue statement or omission is contained in any information furnished in writing by such Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto; and (ii) any violation by the Investor or its agents of any rule or regulation promulgated under the Securities Act applicable to the Investor or its agents and relating to action or inaction required of the Investor in connection with such registration. In no event shall the liability of an Investor be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Investor in connection with any claim relating to this Section 6, and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission and any underwriting discounts and commissions) received by such Investor upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

c)	Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any single proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

d)	Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 6, the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and any underwriter discounts and commissions) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7)	Miscellaneous.

a)	Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

b)	Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission or air courier which guarantees overnight delivery:

If to the Company:

Physicians Formula Holdings, Inc.

1055 West 8th Street

Azusa, CA 91702

Attention: Jeff Berry, Chief Financial Officer

Telephone: 626-334-3395

Fax: 626-812-9462

With a copy (delivery of which alone shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

Attention: Solomon Hunter, Jr., Esq.

Telephone: 215-981-4000

Fax: 215-981-4750

If to the initial Investor:

Mill Road Capital, L.P.

382 Greenwich Avenue

Greenwich, CT 06830

Attention: Thomas Lynch, Managing Director

Telephone: 203-987-3501

Fax: 203-621-3280

With a copy (delivery of which alone shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Peter M. Rosenblum, Esq.

Telephone: 617-832-1000

Fax: 617-832-7000

If to any other Investor, at such Investor’s address as it appears in the records of the Company (unless otherwise indicated by any such Investor).

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by the recipient’s facsimile machine operator, if sent by facsimile transmission and; on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

c)	Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. An Investor may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such person, provided that (i) such Investor complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected, which written notice shall state the name and address of such transferee or assignee and the number of Registrable Securities with respect to which such registration rights are being transferred or assigned, and (ii) the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

d)	Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Investors, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of the Required Investors, after notice duly given by the Company to each Investor.

e)	Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

f)	Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

g)	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

h)	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

i)	Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

j)	Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

k)	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION. MRC AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement or caused their duly authorized officers to execute this Registration Rights Agreement as of the date first above written.

THE COMPANY:	PHYSICIANS FORMULA HOLDINGS, INC.

	By:	/s/ Jeffrey P. Rogers
Name: Jeffrey P. Rogers
Title: President

INVESTOR:	MILL ROAD CAPITAL, L.P.

	By:	Mill Road Capital GP LLC,
its General Partner

	By:	/s/ Charles Goldman
	Name:	Charles Goldman
	Title:	Managing Director
	Address:	382 Greenwich Avenue Greenwich, CT 06830

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or other market;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) six months after the expiration of the Warrant.